SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Providian Financial Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                       Delaware                        94-2933952
                -----------------------             -----------------
                (State of incorporation             (I.R.S. Employer
                   or organization)                Identification No.)

                               201 Mission Street
                         San Francisco, California 94105
                                 (415) 543-0404
                         --------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: ___________________ (if applicable)

     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                   Name of each exchange on which
          to be so registered                   each class is to be registered

              Common Stock,                         Pacific Exchange, Inc.
        par value $.01 per share

     Preferred Share Purchase Rights                Pacific Exchange, Inc.


     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Amended and Restated Description of Registrant's Securities to be Registered.


     The Board of Directors of Providian Financial Corporation (the "Company") has adopted a share purchase rights plan (the "Rights Plan") that provides for the distribution of rights ("Rights") to holders of outstanding shares of the Company's common stock, par value $.01 per share ( the "Common Stock"). On February 17, 1999, the Company and First Chicago Trust Company of New York, as Rights Agent, amended the Rights Agreement dated as of June 1, 1997, between the Company and the Rights Agent. Pursuant to this amendment (Amendment No. 1), and except as set forth below, each Right, when exercisable, entitles the holder thereof to purchase from the Company one one-hundred and fiftieth of one share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Junior Preferred Shares") at a price of $600 per one one-hundred and fiftieth share, subject to adjustment. Holders of the Rights, as such, are not stockholders of the Company and do not have voting rights or the right to receive dividends.

     Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will not separate from the Common Stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 15% or more of the outstanding shares of Common Stock (an "Acquiring Party") or (ii) 10 business days (or such later date as may be determined by the Company's Board of Directors) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of affiliated or associated persons becoming an Acquiring Party. The Rights will expire on the earlier of
(x) June 30, 2007 unless such expiration date is extended or (y) redemption or exchange by the Company, as described below.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Party, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Party, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Party (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Party and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may, at its option, exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundred and fiftieth of a Junior Preferred Share, per Right (subject to adjustment).

     At any time prior to a person or group of affiliated or associated persons becoming an Acquiring Party, the Board of Directors of the Company may, at its option, redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any such action by the Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The Rights Plan may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders and therefore could have a depressive effect on the price of the Common Stock.

     The above summary description does not purport to be a complete description of the Rights Agreement as amended and is qualified in its entirety by reference to the Rights Agreement and Amendment No. 1 thereto, which are Exhibits hereto and incorporated herein by reference.


Item 2. Exhibits.

4.1. Rights Agreement dated as of June 1, 1997, between Providian Financial Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

4.2. Amendment No. 1, dated as of February 17, 1999, to the Rights Agreement, dated as of June 1, 1997 between Providian Financial Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 2 of the Company's Current Report on Form 8-K dated March 25, 1999).


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

         Date:  March 26, 1999

                                           PROVIDIAN FINANCIAL CORPORATION


                                           By:  /s/ David J. Petrini
                                                ----------------------------
                                                David J. Petrini
                                                Executive Vice President,
                                                Chief Financial Officer
                                                and Treasurer


                                  EXHIBIT INDEX

EXHIBIT
NO.

4.1. Rights Agreement dated as of June 1, 1997, between Providian Financial Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

4.2. Amendment No. 1, dated as of February 17, 1999, to the Rights Agreement, dated as of June 1, 1997 between Providian Financial Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 2 of the Company's Current Report on Form 8-K dated March 25, 1999).